    Filed Pursuant to Rule 424(b)(7)
                                Registration No. 333-256293
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated May 19, 2021)

Pioneer Natural Resources Company
Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated May 19, 2021 included in a registration statement (the “Prospectus”) relating to the offer and sale by the selling stockholders identified in the Prospectus (the “Selling Stockholders”) of up to 21,187,500 shares (the “offered shares”) of common stock, par value $0.01 per share (“common stock”), of Pioneer Natural Resources Company, from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.
The purpose of this Prospectus Supplement No. 1 is solely to supplement and amend the “Selling Stockholders” table on page 8 of the Prospectus to reflect certain transfers from certain Selling Stockholders previously identified in the Prospectus to other parties who as a result of such transfers are being added or substituted as Selling Stockholders, which transfers are described in the footnotes of such table.
This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus.
Our common stock is listed on the New York Stock Exchange under the symbol “PXD.” On June 25, 2021, the last reported sale price of our common stock on the New York Stock Exchange was $165.17 per share.
Investing in our common stock involves risks. See “Risk Factors” on page 3 of the Prospectus, as well as those contained in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, for a discussion of factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 1 is June 30, 2021.

SELLING STOCKHOLDERS
The information in the table appearing under the caption “Selling Stockholders” commencing on page 8 of the Prospectus is hereby supplemented and amended by adding the information below with respect to Selling Stockholders not previously listed in the Prospectus, and by superseding the information with respect to the Selling Stockholders identified below that were previously listed in the Prospectus with the information below.
This information set forth in the table below has been updated solely to substitute Selling Stockholders as a result of transfers from Selling Stockholders previously identified in the Prospectus which transfers are further described in the footnotes to the table below. The Prospectus Selling Stockholders table is superseded in part by this Prospectus Supplement No. 1 with the information provided below and in particular: the line for the Selling Stockholder Q-FPP (VII) Subsidiary, LLC is superseded with the information provided below and footnote (11) is replaced with footnote (11) below. The information below with respect to the above transfers is based on information provided to us by or on behalf of the Selling Stockholders listed below on or before June 30, 2021, and we have not independently verified this information.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered(1)	Shares of Common Stock Beneficially Owned After Offering
	Number of Shares	Percent of Outstanding Shares		Number of Shares(1)	Percent of Outstanding Shares(1)
Selling Stockholders

Q-FPP (VII) Investment Partners, LLC (11)	6,161,597	2.5%	6,161,597	—	—
____________

(1)    Assumes that the Selling Stockholders (i) will sell all of the shares of common stock beneficially owned by them that are covered by this prospectus and (ii) do not acquire beneficial ownership of any additional shares of our common stock.
(11)    Includes 629,155 shares held in escrow for the benefit of Q-FPP (VII) Subsidiary, LLC (“Q-FPP Sub”) pursuant to an escrow agreement between Double Eagle III Midco 2 LLC, Pioneer Natural Resources USA, Inc., Pioneer Natural Resources Company and Continental Stock Transfer & Trust Company. Q-FPP (VII) Investment Partners, LLC (“Q-FPP”), a Delaware limited liability company and the direct owner of the remaining shares set forth opposite its name in the table above, is the sole manager of  Q-FPP Sub and as such has the sole voting and dispositive power over the securities held by Q-FPP Sub and therefore, may be deemed to be the beneficial owner of these securities. QEM VII, LLC (“QEM VII”) is the managing member of Q-FPP and therefore, QEM VII and Q-FPP may also be deemed to share voting and dispositive power over these securities and QEM VII may also be deemed to be the beneficial owner of these securities. Any decision taken by QEM VII to direct the vote and to direct the disposition of the securities held by Q-FPP Sub has to be approved by a majority of the members of the QEM VII investment committee, which majority must include S. Wil VanLoh, Jr. and Dheeraj Verma. Therefore, Messrs. VanLoh and Verma may be deemed to share voting and dispositive power over these securities and may also be deemed to be the beneficial owner of these securities. Furthermore, Mr. VanLoh may be deemed to beneficially own an additional 6,582,663 shares held by affiliates of Q-FPP Sub prior to the Transaction, which are not offered hereby. Each of Messrs. VanLoh and Verma and Q-FPP and QEM VII disclaims beneficial ownership of such securities in excess of his or its pecuniary interest in the securities. The principal address of each of Q-FPP, Q-FPP Sub, QEM VII and Messrs. VanLoh and Verma is 800 Capitol Street, Suite 3600, Houston, TX 77002.